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                                 EXHIBIT 10.85

                       PRESS RELEASE DATED MARCH 3, 1997
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Companies (MPIX)                                                    Page 1
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                                                                   BUSINESS WIRE

NEW MICROELECTRONIC PACKAGING MANAGEMENT TEAM ANNOUNCES CHANGES
IN CORPORATE STRUCTURE

Monday, March 03, 1997 8:11:00 AM EST
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SAN DIEGO--(BUSINESS WIRE)--March 3, 1997--Microelectronic Packaging,Inc. ("MPI"
or the "Company") (Nasdaq National Market: MPIX) today announced that as a result of an intensive review of its opportunities and operations which was conducted by its new management team, it is making the following changes in its corporate structure.

Effective immediately, the company is liquidating its MPM Singapore Pte. Ltd. subsidiary which had been the vehicle through which the company was developing multi-layer packaging technology pursuant to a licensing agreement with IBM. This course of action has been decided upon primarily as the result of the combination of changing market conditions since the origination of the licensing agreement and IBM's unwillingness to agree to changes in the agreement required by these market changes.

Simultaneously, the company is continuing its previously announced restructuring within another Singapore subsidiary, Microelectronic Packaging (S) Pte. Ltd.
(MPS), through which it conducts its pressed ceramic packaging activity. This ongoing activity includes asset write-downs and a workforce reduction. It may also involve placing that subsidiary under "Judicial Management" which gives the company the ability to organize MPS's creditors under Singapore law. Should that occur, MPI expects that this subsidiary will emerge from the Judicial Management process within 90 to 180 days.

These actions along with other balance sheet changes will be reflected in an approximate $30 million charge to 1996 operating results, which will result in a significant loss for the full year. These actions will place the company and several of its subsidiaries in default of its and its subsidiaries' debt and other significant obligations, all of which may have a material adverse effect on the company. However, the company is currently in negotiation with various creditors, lenders, equity holders and others in these two off-shore subsidiaries and in the company, which is the guarantor of most of the obligations in these subsidiaries, and currently anticipates an acceptable resolution. All possibilities for dealing with these parties are being pursued, including a potential conversion of significant portions of the debt into the company's equity. The company will end 1996 with a negative net worth which might affect its National Market listing.

The company's board of directors is currently completing its comprehensive business plan review and is evaluating the company's continuing business operations and other opportunities relative to future growth plans.

Microelectronic Packaging, Inc. is a leading international semiconductor packaging company with design services, manufacturing and sales capability to support the device packaging and electronic systems interconnection requirements of integrated circuit (IC) and electronic systems manufacturers. At its San Diego, California headquarters and Singapore manufacturing facilities, the company develops, manufactures, market and sells pressed ceramic packages and multichip modules to customers in the IC, communications, automatic test equipment and other electronics-related industries.

Any forward looking statements in this news release involve risks and uncertainties. The company's actual results could differ materially from those anticipated in any such forward looking statements as a result of many factors, including those set forth in the company's quarterly report on Form 10-Q for the quarter ended September 30, 1996, and the Form 10-K for the year ended December 31, 1995, both available from the chief financial officer of the company at 9350 Trade Place, San Diego, California 92126. The company's ability to successfully restructure will depend in large part upon the cooperation of its various creditors, lenders, equity holders and others. There can be no assurance that such structure will be completed successfully.

(C) Business Wire. All rights reserved.

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